ASSET PURCHASE AGREEMENT
                       Stat Anesthesia PC


     THIS ASSET PURCHASE AGREEMENT ("Agreement") has been made as of this 15th day of April, 2005 by and between Stat Anesthesia P.C. (hereafter "Seller"), an Illinois corporation in good standing, by and through Peter Pollachek ("Pollachek"), its President, and Omni Medical Holdings, Inc. (hereafter "Buyer"), a Utah corporation in good standing, by and through its President, Arthur D. Lyons.

     Whereas, the purpose of this Agreement is to set forth the conditions under which the Seller agrees to sell and the Buyer agrees to purchase the Seller's tangible assets, personal and mixed, and regardless of where located, including those located at the business address of, 18221 Torrence Avenue, Suite 1-D, Lansing, IL 60438, for the price and upon the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties, and in consideration of the representations, warranties, covenants and agreements contained herein, it is hereby agreed as follows:

ASSETS BEING SOLD AND PURCHASED:

     Subject to the provisions of this Agreement, Buyer hereby agrees to purchase, and Seller hereby agrees to sell, transfer and assign to Buyer, all of Seller's right, title and interest in and to the tangible assets of Seller's business described hereinbelow as a going concern (the "Purchased Assets"), including, without limitation, those tangible assets related to and used in the operation of the business.

     The personal property, tangible and intangible, specifically listed on Exhibit A and further generally described as follows:

          a) All furniture, equipment, machinery, all computers and computer software, office supplies, phone systems, leasehold improvements, fixtures customer lists, customer credit information, sales records, catalogs, telephone numbers and yellow page listings;

          b)   Signage wherever now located;

          c) The exclusive use of the business name "Stat Anesthesia, P.C." after Buyer's nominee has purchased the "Corporation's Stock" (defined in the Stock Purchase Agreement-Stat Anesthesia PC between Buyer and Pollachek of even date as well as any trademarked or registered slogans;

          d) Any other contracts between the Seller and vendors or service providers that are in existence and which Buyer desires to obtain for the benefit of the ongoing business, including a customer list of prior and current customers.

          e) Accounts receivable, but excluding all payments relating to such accounts receivable received by Seller on or before April 14, 2005 and excluding the CIGNA Corporation accounts receivable as provided below, and including accounts receivable for work performed but not yet invoiced.

LANSING OFFICE:

     Buyer agrees to assume and continue the lease of Seller's office facility at 18221 Torrence Avenue, Suite 1-D, Lansing, IL 60438 for a period of twenty eight (28) months from the date of the Closing.


EXCLUDED ASSETS; CIGNA ACCOUNTS RECEIVABLE:

     The Purchased Assets shall exclude any cash and checks on hand at the time of closing, including both undeposited checks and checks deposited but not yet cleared, and any motor vehicles and trailers in the name of Pollachek or the Seller. No accounts receivable billed to CIGNA Corporation or any of its affiliates are assigned to Buyer under this Agreement nor is Seller's interest assigned in any class action, law suit or other proceeding against CIGNA Corporation that predates the Closing. If for any reason Pollachek no longer owns all of the issued and outstanding shares of Seller at the time of payment by or on behalf of CIGNA Corporation or any of its affiliates to Seller, Buyer shall deliver the amount of such payment to Pollachek.

PURCHASE PRICE:

     Consideration for Purchased Assets. In consideration for the Purchased Assets and Seller's covenants herein, Buyer agrees to pay Seller at closing by issuing Four Million (4,000,000) shares of the common stock of Seller (the "Common Stock"), and thereafter the Revenue Bonus as provided below. Such shares shall be represented by Seller's stock certificate issued in the name of Pollachek.

     Revenue Bonus. In addition to the Four Million (4,000,000) shares of Common Stock above, the Buyer shall pay to Seller a revenue bonus, if any is earned, based on the following conditions:

     1) Revenue bonus payments will be made based on annual calculations of the combined revenue of Seller, Buyer, Plum Creek Outpatient, Inc. ("Plum Creek"), and their respective Affiliates relating to anesthesia services and supplies in Illinois, Indiana, Michigan and Wisconsin and in US Virgin Islands (the "Business") during the two revenue bonus periods specified in paragraph 3) below.

     2) Revenue is defined as any and all revenues from whatsoever source derived from conducting the Business that are invoiced by anyone or more of Seller, Buyer, Plum Creek, and their respective Affiliates not including invoices from one of the foregoing entities to another of the foregoing entities, less the actual or anticipated adjustments consistent with the actual experience of the Business for either patient, physician or insurance company discounts or charges offs, or insurance company reimbursements. Revenue recognition will at all times conform to "GAAP", or the meaning customarily given in accordance with GAAP, which means at any particular time generally accepted accounting principles as in effect at such time. All financial computations shall be computed in accordance with GAAP as consistently applied and using the same method of valuation as used in the preparation of Buyer's financial statements.

     3) There are two revenue bonus periods, each one twelve months in length, beginning April 15, 2005 and ending April 14, 2007.

      4) Revenue bonuses will be paid no later than 45 days after the end of each revenue bonus period. Interest shall accrue on any cash component of a revenue bonus at the rate of 1% per month or part thereof from the date the payment was due until paid in full.

     5) Revenue bonus calculations will be made according to the following schedule: Should revenue total less than $1,500,000, no bonus of any kind will be paid for that period. For each $500,000 increment of revenue above $1,499,999, there will be a bonus payment of $100,000, payable in cash. In addition to the cash bonus payment, for every $500,000 increment of revenue above $2,499,999, there will be a $100,000 payment, payable in Common Stock of Buyer ("Bonus Shares"). This applies to each of the twelve month revenue bonus periods individually for twenty four months. After twenty four months, no revenue bonuses of any type will be earned.

     6) By way of example, if the twelve month revenue after closing falls between $2,000,000 and $2,499,999 for both revenue bonus periods, cash bonus payments would total $200,000 for each period, for a total of $400,000 over the two year period and no payments in stock. Should revenue fall between $3,000,000 and $3,499,999, there would be both a cash and stock payment. Cash payments would amount to $400,000 each period, for a total of $800,000 over two years and Bonus Share payments would amount to $200,000 each period, for a total of $400,000 in Bonus Shares over the two year period.

     7) The number of Bonus Shares shall be determined by dividing the closing price of the Buyer's common shares traded on the NASDAQ exchange the last trading day before the end of the relevant revenue bonus period into the amount of the revenue bonus payable in Bonus Shares.

     8) Buyer shall issue all Bonus Shares in the name of Seller's nominee, Pollachek, and, if Pollachek no longer owns the issued and outstanding shares of Seller when a cash payment of a revenue bonus is due, Buyer shall pay the amount of the cash payment due to Pollachek.

     9) Seller, at its own expense, shall have the right, upon reasonable prior notice during regular business hours but no more than once in any year, to appoint independent auditors reasonably acceptable to Buyer and have them during normal business hours, inspect the books and accounts of Buyer, Plum Creek and their respective Affiliates, if any, related to the payment and calculation of bonus payments due under this Agreement. Buyer shall cooperate and cause Plum Creek and their respective Affiliates, if any, to cooperate with such auditors. The auditors performing the audit shall disclose to Seller only information relating to the accuracy of records kept and the payments made, and shall be under a duty to keep confidential any other information obtained from such records. If any such audit establishes that Buyer has underpaid or overpaid the amounts due, the amount of the discrepancy shall be promptly paid by or refunded to the appropriate party, as applicable. If the under payment is five percent (5%) or more during either twelve month period, Buyer shall reimburse Seller for its out-of-pocket expense of such audit and pay interest at the rate for late payments under paragraph 4 above on any such under payment from the date due until paid.

     10) For the purposes of this Agreement the term "Affiliate" means any entity that directly or indirectly through one or more intermediates controls, is controlled by or is under common control with a party. "Control," "controlled by" and "under common control with" shall mean, the possession of the power to direct or cause the direction of management and policies of the entity, whether through the ownership of voting rights, by contract or otherwise. An Affiliate shall include without limitation (i) any corporation or other business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a party: or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest of a party.

EXCLUDED LIABILITIES:

     Except as expressly set forth herein, Buyer does not assume and shall not be liable for any of the debts, obligations or liabilities of Seller or Seller's business of any nature whatsoever for any period prior to the Closing. In particular, but without limiting the foregoing, Buyer shall not assume, and shall not be deemed by anything contained in this Agreement or any other related agreement, to have assumed, and shall not be liable for any debts, obligations or liabilities of Seller or Seller's business, whether known or unknown, contingent, absolute or otherwise, including without limitation debts, liabilities and obligations:

     1) Under any contract or agreement to which Seller is bound excepting the agreements listed in the attached Exhibit "B", provided, however, Seller shall have responsibility for any such liabilities and obligations arising prior to the closing date ,


     2) For any foreign, federal, state or local income, franchise, excise, value added, sales, use, payroll, worker's compensation, property or other tax or taxes of any type, nature or description, where such tax liability is customarily paid by the seller and is based on Seller's actions or operations prior to the closing date or as a result of this transaction, and for any liability for local or state taxes, use or transfer tax, where such tax liability is customarily paid by the seller and is based on Seller's actions or operations prior to the closing date or as a result of this transaction or taxes that may be imposed upon the purchase and sale of the assets pursuant to the Agreement customarily paid by the seller,

     5) For any damages or injuries to persons or property or for any tort or strict liability arising from events, actions, or inactions or the operation of Seller's business prior to the closing date,

     6) For any liability arising at any time from or relating to injuries arising from events occurring prior to the closing date, even if a claim for any such injury is first asserted after the closing date,

     7) For any liability or obligation (contingent or otherwise) of Seller arising out of any litigation arising in any way on account of the period prior to the closing date, whether or not now threatened or pending,

     8)   Incurred by Seller or Seller's business for borrowed money,

     9) For any other liability or obligation of Seller arising prior to the closing date that is not expressly assumed by Buyer whether or not such liability or obligation has been disclosed to or is known to Buyer.

     but excluding the current liabilities listed below the responsibility for which is assumed by Buyer:

     i) Current credit card debt incurred in the normal course of business;

     ii) Payables owed to employees and independent service providers such as the Seller's office personnel and professional personnel (Physicians, Registered Nurses, Certified Registered Nurse Anesthetists and any other licensed personnel).

     Seller further warrants to Buyer that any known accrued liabilities of the Seller other than those excluded under i) and ii) above will be paid at or within 30 days after closing. On or before the date of closing, Seller will execute and provide to Buyer a statement of all known liabilities of Seller's business.

ALLOCATION OF PURCHASE PRICE:

     The purchase price shall be allocated as follows:

     1)  Equipment, Furniture and
         other depreciable assets:     400,000 shares of Common Stock

     2)  Accounts receivable           3,600,000 shares of Common Stock

     Treasury Regulation 1.1060-1T Reporting Requirement. The parties hereby agree that they shall each use the allocation made by them pursuant to this Section as an agreed allocation of the consideration paid for the Purchased Assets in accordance with the provisions of Treasury Regulation Section 1.1060-1T, et seq. The parties each covenant and agree to use such allocation to complete and file Internal Revenue Service Form 8594, Asset Acquisition Statement Under Section 1060, if applicable.

CLOSING DATE:

     Closing. The closing date for the transactions contemplated by this Agreement shall be April 15, 2005 or such later date that the parties may agree (the "Closing"). However the Closing shall be deemed to have taken place on April 15, 2005 at one minute past midnight that day.

     Obligations of Seller at Closing.  At the Closing, Seller shall:

     1) Execute and deliver to Buyer a Bill of Sale and other documents necessary for transfer of title to all assets being purchased.

     2) Execute and deliver to Buyer such other documents as may be necessary to vest Seller's right, title and interest in and to any location leased by Seller at the time of closing where it has done business, all at Buyer's option.

     Obligations of Buyer at Closing. At the Closing, Buyer shall deliver a stock certificate for Four Million (4,000,000) of Common Stock..

     Post-Closing Acts, Deeds and Undertakings. Following the Closing, the parties shall fully and faithfully undertake all such further acts, deeds and undertakings as may be necessary or required to consummate the transactions contemplated by this Agreement in accordance with the terms herein.

CONDITIONS PRECEDENT:

     Contingencies.

          In the event that any of the following events occur, the parties agree that this Agreement shall be null and void, ab-initio, to-wit: in the event that the Seller does not obtain and provide to Seller the written consent to assignment of any lease of Seller's existing business locations that Buyer desires to maintain, or, in the event that the closing under the Stock Purchase Agreement-Plum Creek Outpatient, Inc. between Buyer and Elisa Norrick of the same date as this Agreement does not take place at the same time as the Closing, or, the Buyer does not execute and exchange with Pollachek that certain Consulting Agreement ("Consulting Agreement") of even date, or, Seller and Buyer do not execute and exchange that certain Administrative Services Agreement ("Administrative Services Agreement") or Buyer and Pollachek do not execute and exchange the Stock Purchase Agreement-Stat Anesthesia PC, both agreements dated the same date as this Agreement, where the form of such agreements are the forms attached hereto as Exhibits "C" through "F".

REPRESENTATIONS AND WARRANTIES:

     Representations and Warranties of Seller. Seller represents and warrants to, and covenants with, Buyer that the following statements are true, correct and complete as of the date of this Agreement, and that the same shall be true, correct and complete on the Closing:

     1) Seller is a duly organized and validly existing corporation formed under the laws of the State of Illinois and is in good standing in such jurisdiction.

     2) Seller has the right, power, and authority to enter into this Agreement.

     3) The execution of this Agreement by Seller and the transactions contemplated by this Agreement have been duly authorized by all necessary action required for such authorization by the Seller corporation.

     3) Seller is not, nor at any time will be, a party to any contract or other arrangement of any nature that will materially interfere with its full, due, and complete performance of this Agreement..

     4) Seller is not, nor at any time will it be, in knowing violation of any existing law, statute or regulation, by entering into and undertaking the performance of this Agreement.

     5) To the best knowledge and belief of Seller, there is no litigation or proceeding pending, nor is any litigation threatened or pending involving Seller which could, if adversely determined, materially and adversely affect the performance of its obligations under this Agreement.

     Representations and Warranties of Buyer. Buyer represents and warrants to, and covenants with, Seller that the following statements are true, correct and complete as of the date of this Agreement, and that the same shall be true, correct and complete on the Closing:
     1) Buyer has the right, power, and authority to enter into this Agreement.

     2) The execution of this Agreement by Buyer and the transactions contemplated by this Agreement have been duly authorized by all necessary action required for such authorization by the Buyer corporation.

     3) Buyer is not, nor at any time will it be, a party to any contract or other arrangement of any nature that will materially interfere with its full, due, and complete performance of this Agreement.

     4) Buyer is not, nor at any time will it be, in knowing violation of any existing law, statute or regulation, by entering into and undertaking the performance of this Agreement.

     5) To Buyer's best knowledge and belief, there is no litigation or proceeding pending, nor is any litigation threatened or pending involving Buyer which could, if adversely determined, materially and adversely affect the performance of Buyer's obligations under this Agreement.

     6) Buyer will exert its best commercially practicable efforts to maintain, operate and grow the Business.

     7) The Common Stock when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued (including, without limitation, issued in compliance with applicable Illinois state and federal securities laws), fully paid, non-assessable and free and clear of all liens, charges, claims and encumbrances.

     8) All consents, approvals, qualifications, licenses, orders or authorizations of, or filings with the Illinois Secretary of State and any federal governmental authority required in connection with the valid execution, delivery or performance of this Agreement by the Company or the offer, sale or issuance of the Common Stock, or the consummation of any other transaction contemplated on the part of Buyer hereby have been obtained or made, except for routine post-closing filings with the United States Securities and Exchange Commission and under state corporation and securities laws, each of which will be timely filed within the applicable period therefor.

     Buyer further represents and warrants to Seller and to Pollachek that it will in good faith fully perform its obligations under the Administrative Services Agreement and will exercise its best efforts to maintain the good reputation of Seller with Seller's professional personnel, including but not limited to Pollachek, its staff , vendors and clients.. This representation and warranty shall survive the Closing.

REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASED ASSETS:

Except as otherwise expressly provided herein, Seller makes no representations or warranties, either expressed or implied, concerning the Purchased Assets. The Buyer shall accept the Purchased Assets in an "as is" condition, with no warranties expressed or implied, including the warranties of merchantability and fitness for a particular purpose, except Seller shall warrant that it has good and marketable title to said Assets, free of any liens, levies and encumbrances and has a right to convey same. Seller hereby represents that the Business' equipment shall be in good working order relative to the age of the equipment on the date of the Closing.

TERMINATION:

     1) Either party may terminate this Agreement in the event the Closing has not taken place by May 30, 2005.

     2) Seller may terminate after the expiration of stated notice period to Buyer to cure a material breach of the following sections of this Agreement (i) ten (10) days notice of a breach of PURCHASE
          PRICE: Revenue Bonus, or (ii) thirty (30) days notice of a breach of REPRESENTATIONS AND WARRANTIES: Representations and Warranties of Buyer, or (iii) thirty (30) days notice of a breach of
          INDEMNIFICATION: 2), and Buyer does not cure the breach within the stated notice period.

     3) In the event of termination under paragraph 2) above, the Consulting Agreement shall terminate immediately and Pollachek will no longer be bound by the provisions of Section 7 Non Solicitation of Clients of that agreement and Pollachek or any entity with which he is associated shall have the right to employ, retain or otherwise enter into a relationship with the persons listed in Section 7.A of the Consulting Agreement. In addition, at Pollachek's option, Buyer shall cause the holder(s) of all rights to the ownership of capital stock of Seller to transfer such rights back to Pollachek within fifteen (15) days of him notifying Buyer that he wants such rights back and without expense to Pollachek or, if the transfer of Pollachek's shares pursuant to the Stock Purchase Agreement between Pollachek and Buyer dated the same date as this Agreement has not taken place, such agreement shall be deemed null and void and without further effect, and the Administrative Services Agreement shall terminate on the same date as this Agreement.

INDEMNIFICATION:

     1) Seller shall indemnify, defend and hold Buyer harmless from and against, and reimburse Buyer with respect to, any and all losses, damages, liabilities, claims, judgments, costs and expenses (including attorneys' fees and costs) of any nature whatsoever that Buyer shall suffer as a result of a material breach of any representation, warranty, covenant or agreement contained herein.

     2) Buyer shall indemnify, defend and hold Seller harmless from and against, and reimburse Seller with respect to, any and all losses, damages, liabilities, claims, judgments, costs and expenses (including attorneys' fees and costs) of any nature whatsoever that Seller shall suffer as a result of a material breach of any representation, warranty, covenant or agreement contained herein.

DISPUTES:

     Resolution of Disputes.

     1) Arbitration. All disputes between or among parties relating to this Agreement (a "Dispute"), which have not been otherwise resolved (such unresolved Dispute hereafter referred to as an "Arbitrable Matter"), shall be exclusively and finally resolved by arbitration by a single arbitrator agreed upon by the parties to the Arbitrable Matter (the "Arbitrator"). If the parties are unable to agree upon a single arbitrator, each of the parties to the Arbitrable Matter shall select an arbitrator, with a third
          (3rd) arbitrator selected by the arbitrators chosen by the parties. In this event, the third (3rd) arbitrator shall decide the Arbitrable Matter by a his/her sole decision. All arbitration proceedings shall occur in Chicago, Illinois.

     2) Direct Negotiation and Mediation Prior to Undertaking Mandatory Arbitration. Notwithstanding the provisions of the above section, prior to arbitrating any Dispute, the parties agree that they initially shall attempt to resolve the Dispute through direct negotiation. If the Dispute is not resolved within fourteen (14) days after written demand for direct negotiation, the parties shall attempt to resolve the Dispute through mediation, with a mediator jointly chosen by the parties, and the cost borne equally by the parties. If the mediator is unable to facilitate a settlement of the Dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved Dispute shall be resolved through binding arbitration in accordance with the provisions of this Section.

     3) Rules Governing Arbitration. Any arbitration (an "Arbitration") shall be governed by the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining. The existence and resolution of the Arbitration proceedings shall be kept confidential by the parties and by the Arbitrator except as required by law, regulation or a court of competent jurisdiction.

     4) Notice of Arbitration. Any party to this Agreement may initiate an Arbitration of any Arbitrable Matter. The initiating party shall do so by providing written notice of the Arbitration to the other party or parties to the Arbitrable Matter. The notice shall bear a current date, shall state the name of the initiating party and shall briefly state the matter to be arbitrated.

     5) No Appeal, Etc. Except as otherwise permitted by the Commercial Arbitration Rules of the AAA or Illinois statutes, no party shall appeal to any court an order of an Arbitrator, and the decision of the Arbitrator, and the order entered, shall be the final, binding and conclusive resolution of the Arbitrable Matter. Any party to the Arbitrable Matter may enter such order in any court of competent jurisdiction.

     6) Allocations of Costs, Fees, Etc. The Arbitrator may allocate among the parties to the dispute the costs, fees and other expenses relating to an Arbitration in any manner that the Arbitrator shall determine to be appropriate in his/her absolute discretion; provided, that if the Arbitrator determines that a party has initiated an Arbitration without reasonable basis for doing so, the Arbitrator shall assess against that party the costs of the other parties relating to the Arbitration, including the reasonable attorney's fees of these parties.

MISCELLANEOUS:

     1) Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns.

     2) Title and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

     3) Incorporation of Exhibits. The exhibits, Exhibits A through G, identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

     4) Advice Concerning Legal, Tax and Accounting Consequences of Transaction. Each of the parties to this Agreement represents and warrants that prior to entering into this Agreement, that they have had the opportunity to seek the advice of professional advisors concerning the legal, tax and accounting consequences of the transactions contemplated by this Agreement. The parties execute this Agreement with full knowledge and understanding of all legal, tax and accounting consequences. Regardless of whether or not the transaction contemplated herein is consummated, each of the parties are responsible for the payment of any and all expenses that they incur as a result hereof.

     5) Final, Complete and Exclusive Agreement. This Agreement and the Stock Purchase Agreement-Stat Anesthesia PC, the Stock Purchase Agreement Plum Creek Outpatient, Inc., Consulting Agreement and Administrative Services Agreement contain the final, complete and exclusive agreement between the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

     6) Governing Law/Jurisdiction. This Agreement has been executed by Seller in Illinois and shall be governed by and shall be construed in accordance with the law of the State of Illinois. The parties consent to the jurisdiction of the courts of the State of Illinois and agree that any action arising out of or to enforce this Agreement must be brought and maintained in Illinois.

     7) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

          a)   upon personal delivery to the party to be notified;
          b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day;
          c) five (5) days after having been sent by registered or certified mail, return receipt, postage prepaid; or
          d) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

          All communications shall be sent to the parties hereto at the respective addresses set forth below, or as notified by such party from time to time at least ten (10) days prior to the effectiveness of notice:

          If to Seller:               If to Buyer:
          Stat Anesthesia, P.C.       Omni Medical Holdings, Inc.
          c/o Peter Pollachek         Arthur D. Lyons, CEO
          27240 Dutton Road           1107 Mt. Rushmore Road  Suite 2
          Beecher, IL 60401           Rapid City, SD 57701

          or at any other address as any party may, from time to time, designate by notice given incompliance with this Section.

     8) Waiver. No waiver by any party of any default, misrepresentation, or breach of warranty hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty hereunder or affect in any way rights arising by virtue of any prior or subsequent such occurrence.

     9) Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement.

     10) Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the party may in the context require.

     11) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     12) Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both parties.

     13) Counterparts. This Agreement may be execute simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement on the date first written above.

                         Stat Anesthesia P.C.



                         By:/s/Peter J. Pollacheck
                            Peter J. Pollachek


                         Omni Medical Holdings, Inc.



                         By:/s/Arthur D. Lyons
                            Arthur D. Lyons, CEO

                    ASSET PURCHASE AGREEMENT
                       Stat Anesthesia PC

                           Exhibit A
                   List of Personal Property

                      (see list attached)

                    ASSET PURCHASE AGREEMENT
                       Stat Anesthesia PC

                           Exhibit B
                      Excluded Liabilities


Lease Agreement between Peter Pollachek as Landlord and Stat Anesthesia, PC as tenant to the offices premises at 18221 Torrence Avenue, Suite 1-D, Lansing, Illinois

Lease for Equipment Storage dated March 1, 2003 between Kenneth Fox and Stat Anesthesia to store equipment in St. Thomas

Rental Agreement dated January 15, 2004 between Peter Pollachek and Stat Anesthesia for the rental of Pollachek's condominium in St. Thomas

Rental Agreement dated October 1, 2003 between Peter Pollachek and Stat Anesthesia for the rental of Pollachek's condominium in Sturgis, Michigan

Lease Agreement between Peter Pollachek dated April 1, 2004 as Landlord and Stat Anesthesia, PC as tenant to the offices premises at 18221 Torrence Avenue, Suites 1-B and 1-C, Lansing, Illinois

Current credit card debt incurred in the normal course of business;
Payables owed to employees and independent service providers such as the Seller's office personnel and professional personnel (Physicians, Registered Nurses, Certified Registered Nurse Anesthetists and any other licensed personnel), including payments made by Stat Anesthesia dated April 15, 2005.

Payable on Dell computer equipment

                    ASSET PURCHASE AGREEMENT
                       Stat Anesthesia PC

                           Exhibit C
          Form of Stock Purchase Agreement   Plum Creek

                     STOCK PURCHASE AGREEMENT
                   Plum Creek Outpatient, Inc.


THIS AGREEMENT is made and entered into as of this 15th day of April, 2005, by and between Elisa Norrick, an individual resident at 27240 Dutton Road, Beecher, Illinois 60401, hereinafter referred to as the "Seller" and Omni Medical Holdings, Inc. a Utah corporation having a place of business at 1107 Mt. Rushmore Road, Rapid City, South Dakota 57701, hereinafter referred to as the "Purchaser";


WITNESSETH:


WHEREAS, the Seller is the record owner and holder of the issued and outstanding shares of the capital stock of Plum Creek Outpatient, Inc., hereinafter referred to as the "Corporation", an Illinois corporation, which Corporation has issued capital stock of 1000 common shares of no par value, and

WHEREAS, the Purchaser desires to purchase all of the issued and outstanding capital stock of the Corporation (referred to as the "Corporation's Stock"), and the Seller desires to sell or cause to be sold all of the Corporation's Stock, upon the terms and subject to the conditions hereinafter set forth;


NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Corporation's Stock aforementioned, it is hereby agreed as follows:

1.  PURCHASE AND SALE:  CLOSING.

a. Purchase and Sale of Corporation's Stock. Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey and transfer, or cause to be sold, conveyed or transferred, all of the Corporation's Stock and deliver to the Purchaser certificates representing such stock, and the Purchaser shall purchase from the Seller the Corporation's Stock in consideration of the purchase price set forth in Section 2 below. The certificates representing the Corporation's Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion.

b. Procedure for Closing. The closing of the transactions contemplated by this Agreement (the "Closing"), shall be held at the offices of Seller's attorney, 200 South Wacker Drive, Suite 3000, Chicago, Illinois , on the 15th day of April, 2005 or at such other place, date and time as the parties hereto may otherwise agree (such date to be referred to in this Agreement as the "Closing Date"). However the Closing shall be deemed to have taken place on April 15, 2005 at one minute past midnight that day. The Purchase Price will be paid at the Closing to be held in conjunction with the execution and exchange of this Agreement by the parties.

c. Closing Documents of Seller. At the Closing, Seller shall execute and deliver to Purchaser the following:

     (i) Assignment of Shares. An Assignment of Shares in the form of Exhibit "F" attached hereto, as well as all outstanding share certificates representing the Corporation's Stock.

     (ii) Additional Documents. Any other documents reasonably requested by Seller to effect this transaction and any schedules or exhibits to this Agreement which are the obligation of the Seller to provide; provided, however, that the Seller and Purchaser may agree to allow additional time for the provision of the documents, schedules or exhibits not reasonably available to the Seller at the time of Closing.

d. Closing Documents of Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

     (i) Purchase Price. The stock certificate for the Purchase Price, payable in accordance with the provisions of Section 2 and Exhibit "A", and all other sums provided hereunder.

     (ii) Additional Documents. Any other documents reasonably requested by the Seller to effect this transaction and any schedule or exhibits to this Agreement which are the obligation of the Purchaser to provide; provided, however, that the Seller and the Purchaser may agree to allow additional time for the provision of any documents, schedules, or exhibits not reasonably available to the Purchaser at the time of Closing.

2. AMOUNT AND PAYMENT OF PURCHASE PRICE. The total consideration and method of payment thereof are fully set out in Exhibit "A" attached hereto and made a part hereof.

3. ASSETS AND LIABILITIES EXCLUDED FROM SALE. At Closing the parties shall cause the Corporation to distribute to the Seller all cash and checks on hand prior to the close of business on April 15, 2005, including both undeposited checks and checks deposited but not yet cleared on hand, and any motor vehicles and trailers in the name of or used by the Corporation or Peter Pollachek. Seller shall assume responsibility for any loans to the Corporation both from Seller and from third parties, including but not limited to banks and other financial institutions but excluding credit card debt and payables owed to employees and independent service providers such as the Seller's office personnel and professional personnel (Physicians, Registered Nurses, Certified Registered Nurse Anesthetists and any other licensed personnel).

4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby warrants and represents:

a. Organization and Standing. Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to carry on its business as it is now being conducted. A true and correct copy of:

i. its Certificate of Incorporation and all amendments thereto to date certified by the Secretary of State of the State of Illinois, and

ii.  its Bylaws as now in effect,

will be delivered by Seller to the Purchaser prior to the Closing Date. The Corporation's minute books will be made available to the Purchaser and its representatives at any reasonable time or times prior to the Closing for inspection and will be complete and correct as of the date of any such inspection.

b. Capitalization. The authorized capital stock of the Corporation consists of 10,000 shares of no par value common stock.

c.  Restrictions on Stock.

i. Neither the Corporation nor Seller is a party to any agreement, written or oral, creating rights in respect to the Corporation's Stock in any third person or relating to the voting of the Corporation's Stock.

ii. Seller is the lawful owner of all the Corporation's Stock, free and clear of all security interests, liens, encumbrances, equities and other charges.

iii. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the capital stock of the Corporation, nor are there any securities convertible into such stock.

d.  Subsidiaries.  The Corporation has no subsidiaries.

e. Authority Relative to this Agreement. Except as otherwise stated herein, the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by the Seller to make this Agreement valid and binding upon Seller and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller will not :

i. constitute a breach or a violation of the Corporation's Certificate of Incorporation, By-Laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

ii. constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or

iii. result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

f. Financial Statements. Seller is furnishing financial statements of the Corporation as an inducement to Purchaser to purchase the Corporation's Stock and accordingly, Seller warrants and represents the financial operating history or condition of the Corporation as indicated by the financial statements turned over to Purchaser. Moreover, Seller warrants and represents that at closing the Corporation and the Corporation's Stock will not be subject to any liability save and except those specifically enumerated in Exhibit "B" attached hereto and made a part hereof.

To the extent that liabilities are discovered by Purchaser after Closing which relate to events prior to Closing, Seller shall be responsible to forthwith pay such liabilities, including income tax liabilities in cash within forty five (45) days thereof. This indemnification as it relates to income tax liabilities of the Corporation shall terminate on the tenth (10th) day after the expiration of the applicable period of limitations on assessments and collections applicable to such taxes under the Internal Revenue Code. Moreover, the aforementioned indemnity shall not apply to any tax liability which may occur by reason of actions taken by the Purchaser including, but not limited to, the liquidation of the Corporation.

g. Tax Matters. The Corporation has timely prepared and filed all federal, state and local tax returns and reports as are and have been required to be filed and all taxes shown thereon to be due have been paid in full. It is understood that the Seller is responsible for all corporate federal, state, local and payroll taxes incurred, accrued or unpaid through April 15, 2005. The payment of those taxes by the Seller are due on or before when the return is filed by the Purchaser.

h. Litigation. The Corporation is not a party to any litigation, proceeding or administrative investigation and to the best knowledge of the Seller none is pending against the Corporation or its properties.

i. Properties. The Corporation has good and merchantable title to all of its properties and assets which are those properties and assets set out in Exhibit "C" attached hereto and made a part hereof. At closing, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for real estate taxes and tangible personal property taxes which shall be prorated as of April 15, 2005, or those specifically set out in Exhibit "B".

j. Compliance with Applicable Laws. None of the Corporation's actions have violated any law in effect on the date of this Agreement or will violate any such law on the date of closing. None of the actions of the Corporation shall conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon the capital stock of the Corporation, or upon any of the assets of the Corporation, under the provisions of the Certificate of Incorporation or Bylaws or any indenture, mortgage, lease, loan agreement or other agreement to which the Corporation and/or the Seller is a party or by which the capital stock or properties and assets of the Corporation are bound to effect it.

The Corporation is in compliance with all applicable laws, including, but not limited to, corporate laws, zoning regulations, city, and/or county and state occupational laws and regulations, internal revenue laws, and any and all other laws which effect the operation of the Corporation..

k. Documents for Review. The Corporation's documents enumerated in Exhibit "D", attached hereto and made a part hereof, are true, authentic, and correct copies of the originals, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser hereby warrants, represents, and covenants to the Seller as follows:

a. Status of Purchaser. Purchaser is a corporation in good standing under the laws of the State of Utah.

b. Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and perform all its obligations hereunder. The execution, delivery and performance of this Agreement and the share purchase transaction by the Purchaser contemplated hereby have been duly authorized by all necessary corporate action by the Purchaser. This Agreement is a valid and binding obligation of the Purchaser and is enforceable against it in accordance with its terms and conditions. This Agreement does not violate any of the terms or provisions of the Purchaser's Articles of Incorporation.

c. No Contravention. The execution and delivery of this Agreement by Purchaser will not, and does not, violate any law, regulation, decree, writ, order or injunction and such action will not contravene the provisions of or constitute a default under any agreement to which the Purchaser is a party.

d. Disclosure. Neither this Agreement nor any of the exhibits, schedules, or attachments to this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

e. The shares of the common stock of Purchaser when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued (including, without limitation, issued in compliance with applicable Illinois state and federal securities laws), fully paid, non-assessable and free and clear of all liens, charges, claims and encumbrances.

f. All consents, approvals, qualifications, licenses, orders or authorizations of, or filings with the Illinois Secretary of State and any federal governmental authority required in connection with the valid execution, delivery or performance of this Agreement by the Purchaser or the offer, sale or issuance of the shares of Purchaser's Common Stock to Seller, or the consummation of any other transaction contemplated on the part of Purchaser hereby have been obtained or made, except for routine post-closing filings with the United States Securities and Exchange Commission and under state corporation and securities laws, each of which will be timely filed within the applicable period therefor.

6. REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER. Other than Seller's retention of the services of Premier Business Group, Inc., Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

7. TRANSACTIONS PRIOR TO AND AT THE CLOSING. Seller hereby covenants the following:

a. Conduct of Corporation's Business Until Closing. Except as Purchaser may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause, any of the representations and warranties of Seller contained in this Agreement, to be not true on the Closing Date.

b. Resignations. Seller will deliver to Purchaser at the Closing the resignation of each director and officer of the Corporation, each such resignation to be effective on the Closing Date.

c. Advice of Changes. Between the date hereof and the Closing Date, Seller will promptly advise Purchaser in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement, or which would represent a material fact the disclosure of which would be relevant to the Purchaser.

d. Condition Precedent. Neither party shall be obligated to close under this Agreement unless there is a simultaneous closing completed under the terms of the Asset Purchase Agreement between the Purchaser and Stat Anesthesia, PC of even date with this Agreement.

8. EXPENSES. Each of the parties hereto shall pay its own expense in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.

9. TERMINATION. If the Closing has not been completed by March 31, 2005 this Agreement shall be terminated without action by either party and shall be deemed null and void ab initio.

10. GENERAL. a. Survival of Representations and Warranties. Each of the parties to this Agreement covenants and agrees that the representations, warranties, covenants and statements and agreements contained in this Agreement and the exhibits hereto, and in any documents delivered by Seller to Purchaser in connection herewith, shall survive the Closing Date. Except as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered by Seller to Purchaser in connection herewith, there are no other agreements, representations, warranties or covenants by or among the parties hereto with respect to the sale and purchase of the Corporation's Stock..

b. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

c. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid:

To Seller:          27240 Dutton Road, Beecher, Illinois 60401
To Purchaser:       1107 Mt. Rushmore Road  Suite 2, Rapid City, South Dakota
                    57701

or to such other address as such party shall have specified by notice in writing to the other party.

d. Entire Agreement. This Agreement (including the exhibits hereto, and the Stock Purchase Agreement-Stat Anesthesia PC between Peter Pollachek and Purchaser, the Consulting Agreement between Peter Pollachek and Purchaser and the Administrative Services Agreement between Stat Anesthesia PC and Omni Medical, Inc., all such agreements dated the same date as this Agreement and all documents and papers delivered by Seller pursuant hereto and any written amendments hereof executed by the parties hereto) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the sale and purchase of the Corporation's Stock.

e. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

f. Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Illinois. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Cook County, State of Illinois. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

g. Conditions Precedent. The Conditions Precedent to the enforceability of this Agreement are outlined in Exhibit "E", attached hereto and made a part hereof. In the event that said Conditions Precedent are not fulfilled by the appropriate dates thereof, this Agreement shall be deemed null and void.

h. Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed by the individual party hereto and signed by an officer thereunto duly authorized and attested under the corporate seal by the Secretary of the corporate party hereto, all on the date first above written.

Signed, sealed and delivered in the presence of:

Omni Medical Holdings, Inc.


By:/S/Arthur D. Lyons
It's President
/S/
It's Secretary


/s/Elisa Norrick
Elisa Norrick

EXHIBIT "A"
AMOUNT AND PAYMENT OF PURCHASE PRICE

a. Consideration. As total consideration for the purchase and sale of the Corporation's Stock, pursuant to this Agreement, the Purchaser shall issue to the Seller One Million (1,000,000) shares of its common stock of $0.001 par value each, which shares when issued shall be deemed fully paid and non-assessable., such total consideration to be referred to in this Agreement as the "Purchase Price". A stock certificate for such shares to be delivered to Seller in exchange for the Assignment of Shares.

EXHIBIT "B"
LIABILITIES OF CORPORATION

Current trade payables, credit card debt and personnel costs.

EXHIBIT "C"
PROPERTIES AND ASSETS OF CORPORATION

(To follow)

EXHIBIT "D" DOCUMENTS FOR REVIEW
i.    Corporate Articles of Incorporation
ii.   Corporate Bylaws
iii.  Corporate Minutes and Resolutions
iv.  Financial and Operating Statements
v.  Income Tax Returns
vii. Leasehold Agreement(s) (If applicable)

EXHIBIT "E" CONDITIONS PRECEDENT
None

EXHIBIT "F" ASSIGNMENT OF SHARES

     For Value Received, I hereby sell, assign and transfer unto Omni Medical Holdings, Inc. 1,000 Shares of Plum Creek Outpatient, Inc., an Illinois corporation ("Corporation") standing in my name on the books of the Corporation, and do hereby irrevocably constitute and appoint Arthur D. Lyons, Attorney to transfer the said Shares on the books of the Corporation with full power of substitution in the premises.

     Dated:__April 15, 2005

     In Presence of:
                                   /s/Elisa Norrick
                                   Elisa Norrick

                    ASSET PURCHASE AGREEMENT
                       Stat Anesthesia PC

                           Exhibit D
                  Form of Consulting Agreement

                       CONSULTANT AGREEMENT

This Consultant Agreement ("Agreement") is made as of the 15th day of April, 2005 by and between Peter Pollachek (the "Consultant") and Omni Medical Holdings, Inc., a Utah corporation (the "Company").

     Recitals.

The Company has agreed under the Asset Purchase Agreement (the "Asset Purchase Agreement") dated the same date as this Agreement, to which Company and Consultant are parties, to purchase the assets of Stat Anesthesia, PC as a going concern. Consultant in his capacity as President of Stat Anesthesia, PC has in-depth knowledge of Stat Anesthesia, PC and its business and operations. To ensure continuity and a smooth transition, Company wishes to retain Consultant on a part time basis as an independent consultant, and Consultant wishes to provide the Company with services described below in such capacity.

     Therefore the parties agree as follows:

     1. Retention Period. The Company agrees to retain the services of the Consultant to advise and consult with Company concerning the business of Stat Anesthesia, PC, particularly in the areas of client service, personnel, sales and marketing and concerning the business of Plum Creek Outpatient, Inc.(the "Services") for a period commencing April 15, 2005 and continuing for a 24-month period ending on April 14, 2007, subject, however, to prior termination as provided in this Agreement.

     2.  Best Efforts of Consultant.

     A. Consultant agrees to at all times faithfully, industriously and to the best of his ability, experience and talents, to perform all the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company.

     B. Consultant shall devote up to 12 hours per week of his normal and regular business time, attention, knowledge and skill to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of the Consultant performed for the Company, excluding compensation due Consultant for professional services performed for the Company in his capacity as a Certified Registered Nurse Anesthetist.

     3.  Payment for Services.

     1. In exchange for the Services, the Company shall pay Consultant according to the following schedule:

     A. The Consultant will receive payment for the Services whether or not the Company requests such services of:

          (i) $14,583.33 per month for the period of April 15, 2005 through April 14, 2006; and

          (ii) $2,000 per month for the period of April 15, 2006 through April 14, 2007;

          payable at the end of each month, no later than the fifth business
          day of the following month.   The first payment shall be due and
          payable no later than April 22, 2005 and the last payment by April 22, 2007.

     B. The Company shall reimburse the Consultant for reasonable out of pocket expenses incurred by Consultant in fulfilling his duties, in accordance with the Company's expense policy notified to Consultant from time to time, which shall be reviewed by the corporate officer assigned to this task for payment approval. Company shall pay to Consultant reimbursable expenses within thirty (30) days after Consultant's documented request for reimbursement.

     4.   Termination.  This Agreement may be terminated as follows:

     A. The Company may terminate this Agreement if either: 1) in the event of the Consultant's total, permanent disability, or 2) in the event of the Consultant's death.


     B. The Consultant may terminate this Agreement if 1) the Company breaches any term or condition of this Agreement, 2) the closing under the Asset Purchase Agreement does not take place as provided in that agreement, or 3) the Asset Purchase Agreement is terminated.

      5. Duties. Consultant shall be available to provide services under this Agreement for all matters pertaining to all business operations of Stat Anesthesia PC for a total of up to 12 hours per week, forty eight (48) weeks per year during regular office hours Monday through Friday. Consultant will assist Company, but at all times shall be subject to the senior management of the Company.

     6. Independent Contractor Relationship. The Consultant shall provide services as an independent contractor and not as an employee of the Company or any company affiliated with the Company. Consultant has no authority to bind Company or any affiliate to any legal action, contract, agreement, or purchase. Consultant is not entitled to any benefits of any type afforded to employees or offered by the Company.

     7. Non Solicitation of Clients. During the period of retention and for a one year period after termination of the Consultant's services unless the Agreement is terminated by the Consultant in which case the restrictions of this section shall not apply, the Consultant will not directly or indirectly:

     A. Induce or attempt to persuade any former, current or future employee, or independent contractor or other participant in the Company's business, including the Company's clients, customers or vendors, to terminate such employment or other relationship in order to enter into any relationship with the Consultant, any business organization in which the consultant is a participant whatsoever, or any other business organization in competition with the Company's business; or

     B. Use contracts, proprietary information, trade secrets, confidential information customer lists, mailing lists, goodwill, or other intangible property used or useful; in connection with the Company's business for the purposes of an office based anesthesia business in the states of Illinois, Indiana, Michigan and Wisconsin, and the US Virgin Islands.

Nothing above shall prevent Consultant from (i) providing nursing services personally in his capacity as a Certified Registered Nurse Anesthetist, or
(ii) owning and/or operating a pain management business.   The Company
acknowledges and agrees that Consultant's business, Interventional Pain Management Ltd. is a pain management business falling within this exception.

     8. Severability. The covenants set forth in Section 7 above shall be construed as a series of separate covenants, one for each county in each of the states of the United States to which such restriction applies. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included in this Agreement, or shall find that the term or geographic scope of one or more of the covenants is unreasonably broad, the parties shall use their best good faith efforts to attempt to agree on a valid provision which shall be a reasonable substitute for the invalid provision. The reasonableness of the substitute provision shall be considered in light of the purpose of the covenants and the reasonable protectable interests of the Company and the Consultant. The substitute provision shall be incorporated into this Agreement. If the parties are unable to agree on a substitute provision, then the invalid or unreasonably broad provision shall be deemed deleted or modified to the minimum extent necessary to permit enforcement.

     9. Confidentiality. The Consultant acknowledges that he will develop and be exposed to information that is or will be confidential and proprietary to the Company. The information includes customer lists, marketing plans, pricing data, product plans, software, stored data on all forms of media, and other intangible information. Such information shall be deemed confidential to the extent not generally known within the trade. The Consultant agrees to make use of such information only in the performance of his duties under this Agreement, to maintain such information in confidence and to disclose the information only to persons with a need to know.

     10. Remedies. The Consultant acknowledges that monetary damages would be in adequate to compensate the Company for any breach by the Consultant of the covenants set forth in Section 7 above. The Consultant agrees that, in addition to other remedies which may be available, the Company shall be entitled to obtain injunctive relief against the threatened breach of this Agreement of the continuation of any breach, or both, without the necessity of proving actual damages.

     11. Waiver. The waiver by the Company of the breach of any provision of this Agreement by the Consultant shall not operate or be construed as a waiver of any subsequent breach by the Consultant.

     12. Entire Agreement. This Agreement contains the entire agreement of the parties concerning the provision of the Services by Consultant, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Agreement. This Agreement supersedes any prior written or oral agreements between the parties.

     13. Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to the Company at:

     Omni Medical Holdings, Inc.
     1107 Mt. Rushmore Rd.   Suite 2
     Rapid City, SD  57701
     Attn: Arthur Lyons,

and addressed to the Consultant at:

     Peter Pollachek
     27240 Dutton Road
     Beecher, Illinois 60401

or at any other address as any party may, from time to time, designate by notice given incompliance with this Section.

     14. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     15   Titles and Captions.  All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

     16. Agreement Binding; Assignment. This Agreement shall be binding upon the administrators, successors and assigns of the parties hereto. Consultant may by notice to the Company assign this Agreement to a corporation or limited liability company of which he owns and controls the majority of such corporation's shares or of such limited liability company's membership interests.

     17. Attorney Fees. In the event of an arbitration, suit or action brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

     18. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

     19. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof. The parties hereby waive their right to trial on the merits and the right to appeal, and agree to binding arbitration.

     20. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement, or any section thereof, was drafted by said party.

     21. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

     22. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

In Witness whereof, this Agreement is entered into effective as of the date set forth above.


     Omni Medical Holdings, Inc.




     By:/s/Arthur D. Lyons
     Arthur D. Lyons, CEO



     /s/Peter Pollachek
     Peter Pollachek, Consultant

                    ASSET PURCHASE AGREEMENT
                       Stat Anesthesia PC

                           Exhibit E
            Form of Administrative Services Agreement

                Administrative Services Agreement

         This Administrative Services Agreement ("Agreement") is entered into and effective as of 15th day of April, 2005 ("Effective Date"), by and between Stat Anesthesia P.C., an Illinois corporation (hereinafter referred to as "Stat Anesthesia"), and Omni Medical Holdings, Inc., a Utah corporation (hereinafter referred to as "Omni Medical").

                             RECITALS

         WHEREAS, Stat Anesthesia is a business which arranges office based and outpatient anesthesia services for Dentists, Podiatrists, Physicians and other licensed health entities that provide services to patients. Stat Anesthesia's services are performed by independently contracted physicians and certified registered nurse anesthetists ("CRNA") collectively referred to as "Stat Anesthesia Personnel");

         WHEREAS, Stat Anesthesia does not own or possess facilities for the provision of its services nor does it own or possess medical equipment, furnishings or supplies that are required for the delivery of its services;

         WHEREAS, except for the Stat Anesthesia Personnel, Stat Anesthesia is not desirous of employing other personnel who may be necessary to the operation of a medical practice,

         WHEREAS, Omni Medical is in the business of providing comprehensive management services to medical practices, including the hiring of non-medical personnel, the recruitment of medical personnel, and the provision of billing and collection services;

         WHEREAS, Omni Medical has special expertise and experience in the operation, management and marketing of the non-medical aspects of medical providers of the type operated or intended to be operated by Stat Anesthesia.

         WHEREAS, the parties desire that Omni Medical provide the above-described services to Stat Anesthesia, according to the terms and conditions set forth below.

         THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. Definitions.

                  1.1 "Quality Assurance Program" (Program) is the ongoing monitoring of the quality of services through qualitative and quantitative analyses and the recommendation of quality improvements.

                  1.2 "Utilization Review" means the review of medical care provided to patients for necessity and appropriateness conducted either concurrently with the provision of the services or retrospectively after they have been rendered, and which review may result in advice to a physician that a reviewed service is not necessary or appropriate or not eligible for reimbursement under a Payor Agreement.

                  1.3 "Patient" means a person who receives medical care services from a client of Stat Anesthesia.

                  1.4 "Payor" means an employer, insurance carrier, health service plan, trust, nonprofit hospital service plan, governmental unit or any other entity which is obligated to provide or reimburse health care providers for providing health care services to a Patient.

                  1.5 "Payor Agreement" means an agreement between a Payor and Stat Anesthesia (or its authorized representative) under which Stat Anesthesia is paid for health care services provided to Patients.

         2. Term of Agreement. Commencing on the Effective Date and subject to Section 17.6 below, this Agreement shall continue in effect for a period of forty (40) years subject to earlier termination as provided below. It shall automatically renew for an additional ten (10) year term unless Omni Medical shall provide Stat Anesthesia at least one hundred and twenty (120)days' advance written notice of its intention to let the Agreement expire. Thereafter, it shall renew for successive ten (10) year terms unless either party shall provide the other at least one hundred and twenty (120) days advance written notice of its intention to let the Agreement expire at the end of any such term prior to the end of such term. In the event that the Asset Purchase Agreement between the parties dated April __, 2005 is terminated pursuant to its section TERMINATION 2), this Agreement shall terminate effective immediately in which event Omni Medical shall promptly assign its interest in the leases of Offices (defined below)to Stat Anesthesia along with all the medical equipment, office equipment, furniture, fixtures, furnishings, inventories of medications and medical supplies, and leasehold improvements in the Offices, and the Books and Records (defined below), provided that Omni Medical shall have the right to access and copy such Books and Records to the extent required for it to comply with applicable records retention laws.

         3. Obligations of Omni Medical.

                  3.1 Furniture. Fixtures and Equipment

                           3.1.1 During the term of this Agreement and all
renewals and extensions hereof, Omni Medical shall provide Stat Anesthesia at each office from which it operates its business (collectively the "Offices") the medical equipment, office equipment, furniture, fixtures, furnishings and leasehold improvements required for the efficacious operation of the business.

                           3.1.2 The use by Stat Anesthesia of such furniture,
fixtures, furnishings, and equipment shall be subject to the following conditions:

                                 3.1.2.1 Title to all such furniture,
fixtures, furnishings, and equipment shall remain in Omni Medical and upon termination of this Agreement, Stat Anesthesia shall immediately return and surrender all such furniture, fixtures, furnishings, and equipment to Omni Medical in as good condition as when received, normal wear and tear excepted.

                                 3.1.2.2 Omni Medical shall be fully and
entirely responsible for all repairs and maintenance of all such furniture, fixtures, furnishings, and equipment, provided, however, that Stat Anesthesia agrees that it will use its best efforts to prevent damage, excessive wear, and breakdown of all such furniture, fixtures, furnishings, and equipment, and shall advise Omni Medical of any and all needed repairs and equipment failures.

                  3.2 Development, Management and Administrative Services. During the term of this Agreement, and all renewals and extensions hereof, Stat Anesthesia hereby engages Omni Medical to serve as Stat Anesthesia's exclusive manager and administrator of all non-licensed services relating to the operation of the Offices; and Omni Medical agrees to furnish to Stat Anesthesia all of the non-licensed development, management and administrative services as may be needed by Stat Anesthesia in connection with the operation of the Offices. Such non-licensed development, management and administrative services shall include the following:

                           3.2.1 Bookkeeping and Accounts. Omni Medical shall
provide all bookkeeping and accounting services necessary or appropriate to support the Offices, including, without limitation, maintenance, custody and supervision of all business records, papers, documents, ledgers, journals and reports, and the preparation, distribution and recordation of all bills and statements for professional services rendered by Stat Anesthesia, including the billing and completion of reports and forms required by insurance companies or governmental agencies, or other third-party payors (such records, papers, documents, ledgers, journals and reports shall not be deemed to include patient records and other records, reports and documents which relate to patient treatment by Stat Anesthesia Personnel); provided, however, it is understood that all such business records, papers and documents are the sole property of Stat Anesthesia, and shall be available for inspection by Stat Anesthesia at all times, and shall be delivered to Stat Anesthesia upon termination of this Agreement. Stat Anesthesia shall provide Omni Medical with a complete copy of all such documents, records, and papers at Stat Anesthesia expense upon termination of this Agreement unless this Agreement is terminated by Stat Anesthesia for cause or pursuant to Section 17.6 below.

                           3.2.2 General Administrative Services. Omni Medical
shall provide Stat Anesthesia with overall supervision and management, including the maintenance and repair of the Offices, and all furniture, fixtures, furnishings, equipment and leasehold improvements located in or at the Offices.

                           3.2.3 Contract Administration. Omni Medical shall
provide Stat Anesthesia with administrative services to enable Stat to perform on a timely basis all non-medical aspects of all Payor Agreements. Such services shall include the preparation and analysis of reports to enable Stat Anesthesia to provide Stat Anesthesia Personnel staffing and supervision at the Offices for the rendering of efficient, high quality services.

                  3.3. Non-Physician Personnel. Omni Medical shall provide such support personnel as may be reasonably necessary to enable Stat Anesthesia to service its client base from the Offices subject to the following:

                           3.3.1 Omni Medical shall provide all support
personnel necessary for Stat Anesthesia's business, including, but not limited to, all unlicensed technical personnel, nurses, receptionists, secretaries, clerks, purchasing and marketing personnel, janitorial and maintenance personnel, and unlicensed supervisory personnel as may be deemed reasonably necessary by Omni Medical for the proper and efficient operation of the Office. Notwithstanding the foregoing, if any billing rules (such as Medicare/Medicaid "incident to" rules) require Stat Anesthesia to be the employer of certain unlicensed medical personnel in order for their services to be reimbursed, then Stat Anesthesia shall be the employer of such unlicensed medical personnel (who shall be deemed to be a portion of the "Stat Anesthesia Personnel"); and

                           3.3.2 Omni Medical shall be responsible for hiring
and firing all such support personnel, and shall determine compensation for all such personnel, including determination of salaries, fringe benefits, bonuses, health and disability insurance, workers' compensation insurance, and any other benefits that each such employee shall receive; and

                           3.3.3 Omni Medical shall manage and supervise all
such licensed support personnel employed on behalf of Stat Anesthesia such as Certified Registered Nurse Anesthetists, regarding those aspects of their employment that do not involve performance under the scope of their licensure; provided, however, that Stat Anesthesia shall manage and supervise all activities of such licensed support personnel performed under the scope of their licensure;

                  3.4. Supplies. Omni Medical shall acquire and supply to Stat Anesthesia all medical and non-medical supplies of every kind, name or nature, which may reasonably be required by Stat Anesthesia for the operations of the Offices.

                  3.5. Security and Maintenance. Omni Medical shall provide Stat Anesthesia with all services and personnel necessary to provide Stat Anesthesia with proper security, maintenance, and cleanliness of the Offices and the furniture, fixtures, equipment, and leasehold improvements located thereat. Additionally, Omni Medical shall furnish to or obtain for Stat Anesthesia all printing, stationery, forms, telephone service, postage, duplication services, and any and all other supplies and services of a similar nature which are necessary in connection with the day-to-day operation of the Offices.

                  3.6. Physician Recruiting and Training. Omni Medical shall assist Stat Anesthesia in recruiting, screening and evaluating prospective Stat Anesthesia Personnel.

                  3.7. Insurance. Omni Medical shall use all reasonable efforts to obtain and maintain in full force and effect during the term of this Agreement, and all extensions and renewals thereof, commercial general liability and property insurance which Omni Medical deems appropriate to protect against loss in the nature of fire, other catastrophe, theft, business interruption, public liability, and non-medical negligence.

                  3.8. Billing and Collection. In order to relieve Stat Anesthesia of the administrative burden of handling the billing and collection of sums due under prepaid health plans, fees for medical, x-ray, laboratory and all services provided by or on behalf of Stat Anesthesia and for which Stat Anesthesia may charge, Omni Medical shall be responsible, on behalf of and for Stat Anesthesia and any contracted licensed professionals or independent licensed professional groups or other organizations retained by Stat Anesthesia, on their respective billheads as their agent, for billing and collecting the charges made with respect to all medical, x-ray, laboratory and all other services provided at the Offices. Stat Anesthesia agrees that it will keep and provide to Omni Medical all documents, opinions, diagnoses, recommendations, and other evidence and records necessary for the purpose of supporting the fees charged for all medical and other services from time to time. It is expressly understood that the extent to which Omni Medical will endeavor to collect such charges, the methods of collecting, the settling of disputes with respect to charges, and the writing off of charges that may be or appear to be uncollectible shall at all times be within the sole discretion of Omni Medical (but subject to all applicable governmental regulations and the terms and conditions of applicable provider agreements), and that Omni Medical does not guarantee the extent to which any charges billed will be collected. Stat Anesthesia or its duly authorized agent shall have the right at all reasonable times and upon the giving of reasonable notice to examine, inspect and copy the records of Omni Medical pertaining to such fees, charges, billings and collections. At Stat Anesthesia's request, Omni Medical will re-assign to Stat Anesthesia for collection by Stat Anesthesia, any accounts which Omni Medical has determined to be uncollectible.

                  3.9. Bank Accounts and Disbursements. During the term of this Agreement, Omni Medical is hereby expressly authorized to, and shall disburse from one or more bank accounts of Stat Anesthesia sums for the payment of the Cost of Services as that term is defined in Section 7 below, Omni Medical's compensation and all other costs, expenses and disbursements which are required or authorized by this Agreement. For administrative convenience, Omni Medical shall maintain said bank accounts. If the available balances in such bank accounts is insufficient for the payment of all the Costs of Services from time to time, Omni Medical shall provide the necessary funds as part of its obligation to provide working capital under Section 3.20 below.

                  3.10. Market Research. Omni Medical shall conduct market research with respect to rates, charges, competitive conditions, competition and business opportunities for Omni Medical and Stat Anesthesia. Omni Medical shall compile such information and provide marketing reports and analyses to Stat Anesthesia. All such marketing services shall be conducted in accordance with the laws, rules, regulations and guidelines of all applicable governmental and quasi-governmental agencies.

                  3.11. Contract Negotiations. Omni Medical shall negotiate on Stat Anesthesia's behalf, contracts with prepaid health plans, preferred provider organizations, other group plans, independent physician associations, hospitals and other health care providers for Stat Anesthesia. Upon request by Omni Medical, Stat Anesthesia hereby agrees to take any action convenient or necessary for Stat Anesthesia to approve and enter into any such contracts.

                  3.12. Management and Planning Reports. Omni Medical shall supply Stat Anesthesia on a regular, periodic basis, such internal reports as may be necessary or appropriate for the parties to assist each other in evaluating the non-medical aspects of the performance and productivity of their respective employees and contractors as well as in evaluating the efficiency and effectiveness of the rendition of their respective management and other non-professional services. Omni Medical shall provide Stat Anesthesia with data and reports for Stat Anesthesia's exclusive use in conducting its business, evaluating the performance of Stat Anesthesia Personnel and for other purposes related to maintaining a high level of services and improving the efficiency of Stat Anesthesia Personnel. Omni Medical shall meet periodically with Stat Anesthesia's utilization review designees, medical directors, Stat Anesthesia's peer review committees and other representatives of Stat Anesthesia to review the data and reports provided by Omni Medical, to consult with each other with regard to the interpretation of such data and reports, to evaluate the application of such data and reports to the operation of the Offices and to detect and discuss trends in Stat Anesthesia's business at the Offices.

                  3.13. Utilization Review. Omni Medical shall establish and administer a program of Utilization Review of medical care rendered by Stat Anesthesia that is consistent with the terms of the Payor Agreements, and Stat Anesthesia agrees that it and the Stat Anesthesia Personnel shall adhere to the advice of such program to the extent that it is consistent with the supervising physician's professional judgment.

                  3.14. Quality Assurance. It is understood that Stat Anesthesia has an established Quality Assurance Program to assure a standard of care that is consistent with the laws of the state and federal governments, with the applicable contractual obligations of Stat Anesthesia, and with the prevailing standards of in the community. Omni Medical shall assist in the implementation of this Quality Assurance Program.

                  3.15. Arrangements with Other Providers. The parties hereto acknowledge and agree that Omni Medical may enter into arrangements with health care providers other than Stat Anesthesia, including specialty physicians and hospitals, for the provision of services to patients.

                  3.16. Stat Anesthesia Operations. Omni Medical shall have exclusive authority over all decision-making for ongoing Stat Anesthesia operations. This authority includes, but is not limited to, the scope of services, pricing of services, negotiation and execution of contracts, issuance of debt, and establishment and approval of operating and capital budgets.

                  3.17. Compensation of Stat Anesthesia Personnel. Omni Medical shall have exclusive decision-making authority over the total compensation of Stat Anesthesia's Personnel. Omni Medical shall have the authority to establish and implement guidelines for the selection, hiring and firing of Stat Anesthesia's Personnel; without limiting the generality of the foregoing, Stat Anesthesia shall not employ or contract with any of its personnel without the prior consent of Omni Medical. Stat Anesthesia does not need Omni Medical's consent to contract with Peter Pollachek for his professional services and agrees that Stat Anesthesia may continue to pay his professional rate of $800 per day.

                  3.18. Notice of Certain Corporate Actions. During the term of this Agreement and any extension or renewal thereof, (i) if Stat Anesthesia shall desire to amend its bylaws or its Articles of Incorporation; or (ii) if any capital reorganization of Stat Anesthesia, reclassification of the capital stock of Stat Anesthesia, consolidation or merger of Stat Anesthesia with or into another corporation, sale, lease, or transfer of all or substantially all of the property and assets of Stat Anesthesia shall desire to be effected; or
(iii) if Stat Anesthesia shall desire to pay any dividend, in shares of stock or cash or otherwise, or make any distribution upon the shares of its capital stock, then in any such case, Stat Anesthesia shall cause to be delivered to Omni Medical, at least thirty (30) days prior to the record date fixed for the purpose of determining shareholders entitled to vote on such action, or to receive such dividend, distribution, or offer, or to receive shares or other assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, transfer, dissolution, liquidation, or winding up, as the case may be, a notice containing a brief description of the proposed action and stating such record date.

                  3.19. Proceeds of Sale of Stat Anesthesia and/or Offices. During the term of this Agreement and any renewal or extension thereof, in the event all or substantially all the assets, one or more of the Offices or if any or all of the corporate shares of Stat Anesthesia are sold or otherwise transferred, such sale or transfer shall not be effective except upon the prior written consent of Omni Medical, whose consent may be withheld for any or no reason, and Omni Medical shall be entitled to any and all the proceeds of such sale or transfer.

                  3.20. Working Capital. Omni Medical shall be responsible for providing all working capital required to operate the Stat Anesthesia business and shall be responsible for any debt servicing related thereto.

         4. Compliance with Payor Agreements. Omni Medical agrees to perform its duties hereunder so as to comply with Stat Anesthesia's obligations under the Payor Agreements.

         5. Conduct of Anesthesia Business. Stat Anesthesia shall be solely and exclusively in control of all aspects of the delivery of anesthesia services in its business. The rendition of all professional services shall be the responsibility of Stat Anesthesia. Except as otherwise set forth herein, Stat Anesthesia shall have the sole right and authority to hire, employ, train, supervise, terminate and compensate all of the Stat Anesthesia Personnel. Omni Medical shall have the authority to establish fees or charges for the rendition of such services.

         6. Exclusivity. During the term of this Agreement, should there occur any merger, reorganization or other action that changes either ownership, officers or directors of Stat Anesthesia, Stat Anesthesia or its successors agree not to contract for or to obtain management or administrative services with any organization other than Omni Medical.


         7. Omni Medical's Compensation.

                  7.1      Definitions.

                           7.1.1  "Books and Records" means Stat Anesthesia's
books of account, accounting and financial records and all other records relating to and used in the conduct of Omni Medical's duties hereunder and also used in the preparation of reports and financial statements. The books and records at all times shall be correct and complete and contain correct and timely entries made with respect to transactions entered into pursuant hereto in accordance with GAAP.

                           7.1.2  "Cost of Services"  means any and all
expenses of Stat Anesthesia with respect to providing services or related in any way to the business of Stat Anesthesia, including without limitation the aggregate compensation of Stat Anesthesia's Personnel, plus the cost of such Stat Anesthesia Personnel's benefits, if any are offered, Stat Anesthesia's share of personnel's professional dues, and other expenses and payments required to be made to or for said Stat Anesthesia Personnel, pursuant to contractor agreements or otherwise, including expense reimbursements and all discretionary bonuses, incentives, and/or payments based on profitability or productivity paid or accrued for Stat Anesthesia Personnel at said Offices; and the cost of medical malpractice insurance for Stat Anesthesia and Stat Anesthesia Personnel and the costs of maintaining the Stat Anesthesia corporate entity and licensure.

                           7.1.3 "GAAP" means at any particular time generally
accepted accounting principles as in effect at such time. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method of valuation as used in the preparation of Omni Medical's financial statements.

                           7.1.4 "Net Revenues" means all Revenues net of
allowances for uncollectible accounts and any and all other discounts or adjustments.

                  7.2 Assignment to Omni Medical. Stat Anesthesia hereby assigns to Omni Medical all of Stat Anesthesia's rights and interest in all sums, including all existing accounts receivable as of this date but excluding all payments relating to such accounts receivable received by Stat Anesthesia on or before April 14, 2005 and excluding all accounts receivable billed to CIGNA Corporation or its affiliates prior to April 14, 2005, and including accounts receivable for work performed but not yet invoiced, which Stat Anesthesia receives or becomes entitled to receive for the performance of services by Stat Anesthesia Personnel and from charges by Stat Anesthesia for supplies and other items for which Stat Anesthesia is entitled to charge as reflected in invoices issued by Stat Anesthesia with respect to the Offices. Notwithstanding the foregoing, no assignment shall be made of any sums or rights to payment, the assignment of which is prohibited by law (e.g., amounts receivable from Medicare claims). In lieu of assignment of payments prohibited by law, Stat Anesthesia hereby agrees to pay to Omni Medical an amount equal to the amount of any such payments within two (2) business days of receiving such payments.

                  7.3 Remittances on Behalf of Stat Anesthesia. Omni Medical shall pay on Stat Anesthesia's behalf from the Net Revenues the Cost of Services. Omni Medical shall have access to the Books and Records for the purpose of determining payments to be made under this Section 7.3.

                  7.4 Omni Medical's Compensation. As compensation for the provision of its services hereunder, Omni Medical shall receive the balance, if any, of the Net Revenues remaining after payments of the Costs of Services as set forth in Section 7.3.

         8. Records.

                  8.1 Omni Medical agrees to maintain documentation of source data related to quality assurance, Utilization Review and cost and utilization reports prepared for and/or submitted to Stat Anesthesia for a period of at least five years from the close of the contract period specified in this Agreement.

                  8.2 Omni Medical agrees to make all of its books and records pertaining to the services furnished under the terms of this Agreement (subject to applicable ethical and legal confidentiality requirements) available for inspection, examination or copying by duly authorized representatives of Stat Anesthesia.

         9. Indemnification.

                  9.1 Stat Anesthesia agrees, during the term of this Agreement, to indemnify and hold harmless Omni Medical against any claims or liabilities arising under this Agreement which are the sole responsibility of Stat Anesthesia or its employees or agents.

               9.2 Omni Medical agrees, during the term of this Agreement, to indemnify and hold harmless Stat Anesthesia against any claims or liabilities arising under this Agreement which (i) relate to the responsibility of Omni Medical or its employees or agents or (ii) arise from the negligent, reckless or willful act or omission of Omni Medical or its employees or agents, or (iii) arise from a breach of this Agreement by Omni Medical or its employees or agents.

         10.      Confidentiality.

                  10.1 Patient Records. All patients records, reports and information obtained, generated, or encountered relating to Offices, which have not and hereafter are not designated by Omni Medical as being Omni Medical's property shall at all times be the property of Stat Anesthesia and so long as in the possession, use or control of either party, shall be kept in the strictest confidence by both parties. Omni Medical shall instruct all of its personnel to keep confidential any such information, as well as any financial, statistical, personnel, and patient information obtained or encountered relating to Stat Anesthesia or to Stat Anesthesia's operations. Both parties agree to comply with all applicable laws, regulations and professional standards concerning the confidentiality of patient records.

                  10.2 Proprietary Information. Stat Anesthesia recognizes that due to the nature of this Agreement, Stat Anesthesia will have access to information of a proprietary nature owned by Omni Medical including, but not limited to, any and all computer programs (whether or not completed or in use) and any and all operating manuals or similar materials which constitute the non-medical systems, policies and procedures, and methods of doing business developed by Omni Medical for the operation of facilities managed by Omni Medical. Consequently, Stat Anesthesia acknowledges and agrees that Omni Medical has a proprietary interest in all such information and that all such information constitutes confidential and proprietary information and is the trade secret property of Omni Medical. Stat Anesthesia hereby waives any and all right, title and interest in and to such trade secrets and confidential information and agrees to return all copies of such trade secrets and confidential information related thereto to Omni Medical, at Stat Anesthesia's expense, upon the termination of the Agreement.

         Stat Anesthesia further acknowledges and agrees that Omni Medical is entitled to prevent its competitors from obtaining and utilizing its trade secrets and confidential information. Therefore, Stat Anesthesia agrees to hold Omni Medical's trade secrets and confidential information in strictest confidence and not to disclose them or allow them to be disclosed, directly or indirectly, to any person or entity other than those persons or entities that are employed by or affiliated with Omni Medical or Stat Anesthesia, without the prior written consent of Omni Medical. Stat Anesthesia shall not, either during the term of this Agreement, or at any time after the expiration or sooner termination of this Agreement, disclose to anyone other than persons or entities who are employed by or affiliated with Omni Medical or Stat Anesthesia any confidential or proprietary information or trade secret information obtained by Stat Anesthesia from Omni Medical, except as otherwise required by law. Stat Anesthesia agrees to require each independent contractor and employee of Stat Anesthesia, and any such persons or entities to whom such information is disclosed for the purpose of performance of Omni Medical's or Stat Anesthesia's obligations under this Agreement, to execute a confidentiality agreement in a form acceptable to Omni Medical.

         Stat Anesthesia acknowledges and agrees that a breach of this Section 10 will result in irreparable harm to Omni Medical which cannot be reasonably or adequately compensated in damages, and therefore Omni Medical shall be entitled to injunctive and equitable relief to prevent a breach and to secure enforcement thereof, in addition to any other relief or award to which Omni Medical may be entitled.

         11.      Cooperation.

                  11.1 Stat Anesthesia and Omni Medical agree that they shall at all times maintain an effective liaison and close cooperation with each other to facilitate provision of high quality and cost effective anesthesia services.

                  11.2 Each of the parties agrees to cooperate fully with each other in connection with the performance of their respective obligations under this Agreement, and both parties agree to employ their best efforts to resolve any dispute that may arise under or in connection with this Agreement. Subject to Omni Medical maintaining the confidentiality of patient records and Stat Anesthesia's confidential information, Stat Anesthesia shall provide to Omni Medical full and complete access to Stat Anesthesia's premises, charts, books, and records, in order that Omni Medical can perform its functions hereunder.

                  11.3 During the term of this Agreement, Stat Anesthesia shall not add facilities or clinics for the practice of anesthesia by Stat Anesthesia Personnel without the prior approval of Omni Medical.

                  11.4 Notwithstanding any other provisions contained herein, Omni Medical shall not be liable to Stat Anesthesia, and shall not be deemed to be in default hereunder, for the failure to perform or provide any of the supplies, services, personnel, or other obligations to be performed or provided by Omni Medical pursuant to this Agreement if such failure is a result of a labor dispute, act of God, or any other event which is beyond the reasonable control of Omni Medical.

         12. License of Intellectual Property. During the term of this Agreement and any extension or renewals thereof, each of the party's hereto hereby grants royalty free to the other party hereto the non-exclusive right and license to use any and all trademarks, trade names, service marks, logos, and other intellectual property rights owned by the granting party. The licensed intellectual property and any goodwill associated therewith are and shall at all times remain the property of the granting party.

         13. Stat Anesthesia Patient Grievances. Omni Medical agrees to comply with the complaint, grievance and disenrollment policies of Payors in resolving any Patient grievances related to the provision of services by Stat Anesthesia. Stat Anesthesia shall bring to the attention of Omni Medical all applicable complaints or grievances involving Stat Anesthesia, and Omni Medical shall promptly, in accordance with any applicable Payor procedures, investigate such complaints and use its best efforts to resolve them in a fair and equitable manner. Omni Medical agrees to notify Stat Anesthesia monthly of any complaints from Patients and of actions taken or proposed with respect to the disposition of such complaints.

         14. Professional Training and Licensing Standards.

                  14.1 Omni Medical warrants that any provider that it engages to provide services to Patients is in compliance with applicable local, state, and federal laws, regulations and/or licensing requirements relating to the provision of services that they will provide.

                  14.2 Stat Anesthesia shall provide Omni Medical with a copy of credentials requirements and agrees to provide Omni Medical with documentation that each of the Stat Anesthesia Personnel is appropriately credentialed. This documentation will include proof of licensure and specialty certification as applicable. This documentation shall be maintained on file by Omni Medical and reviewed by Stat Anesthesia and Omni Medical on an annual basis. Stat Anesthesia will maintain oversight responsibility to assure that all licensed personnel are credentialed according to its managed care Quality Assurance Program.

         15. Arbitration. If a dispute or matter in controversy arises between the parties hereto which they are unable to resolve to their mutual satisfaction within ten (10) days of written notice from one to the other of the existence of such dispute, then either party may notify the other party in writing (the "Notice") that the dispute be submitted to binding arbitration as provided herein. The arbitration panel shall consist of three (3) arbitrators, one of whom shall be selected by Omni Medical, one of which shall be selected by Stat Anesthesia, each within 10 days of the Notice, and the third shall be selected by the first two within ten (10) days of their selection. If either party shall fail to make a selection within ten (10) days, the first arbitrator shall select the remaining two (2). In the event that any arbitrator shall resign or otherwise fail to perform his duties, his successor shall immediately be selected by the party who selected such arbitrator in the first instance. All arbitration proceedings shall occur in Chicago, Illinois. The arbitration panel shall have the authority to assess costs and shall award Attorney's fees. Either party may have recourse to the courts for enforcement of the award of the arbitration panel. Notwithstanding any provision of this
Section 16, the arbitration panel shall have no authority to override Omni Medical's exclusive authority over the ongoing major or central operations of Stat Anesthesia, as specifically set forth in Subsection 3.17 and as otherwise set forth in this Agreement. With respect to any dispute brought by Stat Anesthesia, the arbitration panel and any court of competent jurisdiction may order termination of this Agreement only upon a finding beyond a reasonable doubt that Omni Medical (a) was grossly negligent, (b) committed a fraudulent act, or (c) committed illegal acts.

         16. Waiver of Violation. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

         17. Miscellaneous.

                  17.1. Enforceability. If any provision of this Agreement shall be for any reason invalid or unenforceable, the remaining provisions shall be nevertheless effective.

                  17.2. Amendments. This Agreement constitutes the entire written understanding between the parties and may only be amended by the agreement of both parties to such amendment.

                  17.3. Independent Relationship. In the performance of this Agreement, it is mutually understood and agreed that all licensed professionals retained by Stat Anesthesia at any of the Offices are at all times acting and performing as employees of Stat Anesthesia or as independent contractors with Stat Anesthesia and not employees or agents of Omni Medical. Omni Medical shall neither have nor exercise any control or direction over the methods by which Stat Anesthesia Personnel perform their services. The function of Omni Medical is to provide Stat with all non-professional services in a competent, efficient, and satisfactory manner. Stat Anesthesia Personnel shall have no claim under this Agreement or otherwise against Omni Medical for workers' compensation, unemployment compensation, sick leave, vacation pay, retirement benefits, Social Security benefits, or any other employee benefits, all of which shall be the sole responsibility of Stat Anesthesia. Since Stat Anesthesia's Personnel are not employees of Omni Medical, it shall not withhold on behalf of Stat Anesthesia Personnel pursuant to this Agreement any sums for income tax, unemployment insurance, Social Security, or otherwise pursuant to any law or requirement of any governmental agency, and all such withholding, if any is required, shall be the sole responsibility of Stat Anesthesia. Stat Anesthesia shall indemnify and hold harmless Omni Medical from any and all loss or liability arising with respect to any of the foregoing benefits or withholding requirements.

                  17.4 Indemnity. Omni Medical shall indemnify, defend and hold harmless Stat Anesthesia from any and all loss or liability arising with respect to any breach of Omni Medical's obligations under this Agreement, including but not limited to any negligent, wilfull or reckless act or omission by Omni Medical.

                  17.5. Assignability. This Agreement and all rights and obligations hereunder may not be assigned by Stat Anesthesia without the prior written consent of Omni Medical. Omni Medical may assign this Agreement on notice to Stat Anesthesia to its parent, commonly owned sister company or wholly owned subsidiary or in connection with the transfer or sale of all or substantially all of its assets and business, if such assets include all of the assets and employees relating to its performance of its obligations hereunder, or in the event of its merger or consolidation with another company at any time during the term of this Agreement.

                  17.6 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois.

                  17.7 Early Termination. Either party may terminate this Agreement on notice to the other in the event that the Asset Purchase Agreement between Stat Anesthesia and Omni Medical Holdings, Inc. dated contemporaneously with this Agreement is terminated or Omni Medical Holdings, Inc. has not exercised its right under its Stock Purchase Agreement with Peter Pollachek dated contemporaneously with this Agreement to have its qualified nominee purchase Stat Anesthesia's capital stock.


          IN WITNESS WHEREOF, the parties hereto have caused this Administrative Services Agreement to be executed by their duly authorized representatives as of the date first above written.




OMNI MEDICAL HOLDINGS, INC.



By:
   /S/Arthur D. Lyons
     Arthur D. Lyons
     President
     1107 Mt. Rushmore Road  Suite 2
     Rapid City, South Dakota  57701


STAT ANESTHESIA, P.C.



By:
   /s/Peter J. Pollachek
      Peter J. Pollachek
      President
      27240 Dutton Road
      Beecher, Illinois 60401

                    ASSET PURCHASE AGREEMENT
                       Stat Anesthesia PC

                           Exhibit F
       Form of Stock Purchase Agreement   Stat Anesthesia

                     STOCK PURCHASE AGREEMENT
                        Stat Anesthesia PC



THIS AGREEMENT is made and entered into as of this 15th day of April, 2005, by and between Peter Pollachek, an individual resident at 27240 Dutton Road, Beecher, Illinois 60401, hereinafter referred to as the "Seller" and Omni Medical Holdings, Inc., a Utah corporation having a place of business at 1107 Mt. Rushmore Road, Rapid City, South Dakota 57701 hereinafter referred to as the "Purchaser";


WITNESSETH:


WHEREAS, Purchaser has agreed to purchase the assets of Stat Anesthesia PC (the "Corporation") pursuant to that certain Asset Purchase Agreement between the Corporation and the Purchaser dated the same date as this Agreement (the "Asset Purchase Agreement");

WHEREAS, the Seller is the record owner and holder of the issued and outstanding shares of the capital stock of Stat Anesthesia P.C., hereinafter referred to as the "Corporation", an Illinois corporation, which Corporation has issued capital stock of 10,000 shares of no par value common stock; and

WHEREAS, the Purchaser desires to have its qualified nominee purchase all of the issued and outstanding capital stock of the Corporation (referred to as the "Corporation's Stock"), and the Seller desires to sell or cause to be sold all of the Corporation's stock to such qualified nominee, upon the terms and subject to the conditions hereinafter set forth;


NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Corporation's Stock aforementioned, it is hereby agreed as follows:

1. PURCHASE AND SALE: CLOSING. a. Purchase and Sale of Corporation's Stock. Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, the Seller shall sell, convey and transfer, or cause to be sold, conveyed or transferred, all of the Corporation's Stock and deliver to the Purchaser's qualified nominee certificates representing such stock, and the Purchaser shall cause its qualified nominee to purchase from the Seller the Corporation's Stock in consideration of the purchase price set forth in Section 2 and Exhibit "A" of this Agreement. The certificates representing the Corporation's Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion..

b. Procedure for Closing. The closing of the transactions contemplated by this Agreement (the "Closing"), shall be held no later than April 15, 2007, at the offices of Seller's counsel, 200 South Wacker Drive, Suite 3000, Chicago, Illinois or such other place, date and time as the parties hereto may otherwise agree (such date to be referred to in this Agreement as the "Closing Date").

c. Closing Documents of Seller. At the Closing, Seller shall execute and deliver to Purchaser the following:

     (i) Assignment of Shares. An Assignment of Shares in the form of Exhibit "B" attached hereto, as well as all outstanding share certificates representing the Corporation's Stock.

     (ii) Additional Documents. Any other documents reasonably requested by Seller to effect this transaction and any schedules or exhibits to this Agreement which are the obligation of the Seller to provide; provided, however, that the Seller and Purchaser may agree to allow additional time for the provision of the documents, schedules or exhibits not reasonably available to the Seller at the time of Closing.

d. Closing Documents of Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

     (i) Purchase Price. The Purchase Price, payable in accordance with the provisions of Section 2 below, and all other sums provided hereunder.

     (ii) Corporate Resolutions. Certified corporate resolution of the Purchaser's board of directors ratifying this Agreement and the transaction contemplated herein.

     (iii) Additional Documents. Any other documents reasonably requested by the Seller to effect this transaction and any schedule or exhibits to this Agreement which are the obligation of the Purchaser to provide; provided, however, that the Seller and the Purchaser may agree to allow additional time for the provision of any documents, schedules, or exhibits not reasonably available to the Purchaser at the time of Closing.

2. AMOUNT AND PAYMENT OF PURCHASE PRICE. The total consideration and method of payment thereof are fully set out in Exhibit "A" attached hereto and made a part hereof.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby warrants and represents:

a. Organization and Standing. Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to carry on its business as it is now being conducted. A true and correct copy of:

i. its Certificate of Incorporation and all amendments thereto to date certified by the Secretary of State of the State of Illinois, and

ii.  its Bylaws as then in effect,

 will be delivered by Seller to the Purchaser prior to the Closing Date. The Corporation's minute books will be made available to the Purchaser and its representatives at any reasonable time or times prior to the Closing for inspection and will be complete and correct as of the date of any such inspection.

b. Capitalization. The authorized capital stock of the Corporation consists of 1,000,000 shares of no par value common stock.

c.  Restrictions on Stock.

i. Neither the Corporation nor Seller is a party to any agreement, written or oral, creating rights in respect to the Corporation's Stock in any third person or relating to the voting of the Corporation's Stock.

ii. Seller is the lawful owner of all the Corporation's Stock, free and clear of all security interests, liens, encumbrances, equities and other charges.

iii. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the capital stock of the Corporation, nor are there any securities convertible into such stock.

d.  Subsidiaries.  The Corporation has no subsidiaries.

e. Authority Relative to this Agreement. Except as otherwise stated herein, the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by the Seller to make this Agreement valid and binding upon Seller and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller will not:

i. constitute a breach or a violation of the Corporation's Certificate of Incorporation, By-Laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

ii. constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or

iii. result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

f. Documents for Review. The Corporation's documents enumerated in Exhibit "C", attached hereto and made a part hereof, are true, authentic, and correct copies of the originals, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made.

4. REPRESENTATION AND WARRANTIES OF PURCHASER. The Purchaser hereby warrants, represents, and covenants to the Seller as follows:

a. Status of Purchaser's Nominee. Purchaser's nominee will be a duly licensed medical professional in good standing under the laws of the State of Illinois with the right under the Illinois Professional Service Corporation Act (805 ILSC 10) to hold the shares of the Corporation.

b. Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and perform all its obligations hereunder. The execution, delivery and performance of this Agreement and the share purchase transaction by the Purchaser contemplated hereby have been duly authorized by all necessary corporate action by the Purchaser. This Agreement is a valid and binding obligation of the Purchaser and is enforceable against it in accordance with its terms and conditions. This Agreement does not violate any of the terms or provisions of the Purchaser's Articles of Incorporation.

c. No Contravention. The execution and delivery of this Agreement by Purchaser will not, and does not, violate any law, regulation, decree, writ, order or injunction and such action will not contravene the provisions of or constitute a default under any agreement to which the Purchaser is a party.

d. Disclosure. Neither this Agreement nor any of the exhibits, schedules, or attachments to this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

5. REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER. Other than Seller's retention of the services of Premier Business Group, Inc.,Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

6.  TRANSACTIONS PRIOR TO THE CLOSING.  Seller hereby covenants the following:

a. Conduct of Corporation's Business Until Closing. Except as Purchaser may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause, any of the representations and warranties of Seller contained in this Agreement, to be not true on the Closing Date.

b. Resignations. Seller will deliver to Purchaser at the Closing Date the resignation of each director and officer of the Corporation, each such resignation to be effective on the Closing Date.

c. Advice of Changes. Between the date hereof and the Closing Date, Seller will promptly advise Purchaser in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement, or which would represent a material fact the disclosure of which would be relevant to the Purchaser.

7.  CONDITION PRECEDENT AND TERMINATION.

a. Condition Precedent. As a condition precedent to Seller's obligation to sell, convey and transfer the Corporation's Stock pursuant to this Agreement, Purchaser shall deliver to Seller a legal opinion satisfactory to Seller's counsel that Purchaser's nominee(s) is duly licensed by the State of Illinois to practice that particular category of professional service or related professional services for which the Corporation is approved by the State of Illinois.

b. Cooperation. Seller shall cooperate with Buyer at Buyer's expense to assist Buyer qualify its nominee to purchase the Corporation's Stock, such cooperation being limited to taking the necessary steps to amend the Corporation's Articles of Incorporation to amend its purpose.

c. Termination. Either party may terminate this Agreement on notice to the other in the event either (i) the Closing has not taken place by April 15, 2007, or (ii) the Asset Purchase Agreement has been terminated.

8. EXPENSES. Each of the parties hereto shall pay its own expense in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.

9. GENERAL. a. Survival of Representations and Warranties. Each of the parties to this Agreement covenants and agrees that the Seller's representations, warranties, covenants and statements and agreements contained in this Agreement and the exhibits hereto, and in any documents delivered by Seller to Purchaser in connection herewith, shall survive the Closing Date. Except as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered by Seller to Purchaser in connection herewith, there are no other agreements, representations, warranties or covenants by or among the parties hereto with respect to the sale and purchase of the Corporation's Stock.

b. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

c. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid:
To Seller:           27240 Dutton Road, Beecher, Illinois 60401
To Purchaser:        1107 Mt. Rushmore Road, Suite 2, Rapid City, South Dakota
                     57701

or to such other address as such party shall have specified by notice in writing to the other party.

d. Entire Agreement. This Agreement (including the exhibits hereto, and the Stock Purchase Agreement-Plum Creek Outpatient, Inc. between Elisa Norrick and Purchaser, the Consulting Agreement between Peter Pollachek and Purchaser and the Administrative Services Agreement between Seller and Omni Medical Holdings, Inc., all such agreements dated the same date as this Agreement, and all documents and papers delivered by Seller pursuant hereto and any written amendments hereof executed by the parties hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the sale and purchase of the Corporation's Stock.

e. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

f. Governing Law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Illinois. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Cook County, State of Illinois. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

g. Conditions Precedent. The Conditions Precedent to the enforceability of this Agreement are outlined in Exhibit "D", attached hereto and made a part hereof. In the event that said Conditions Precedent are not fulfilled by the appropriate dates thereof, this Agreement shall be deemed null and void.

h. Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed by each of the individual parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal by the Secretary of the corporate party hereto, all on the date first above written.

Signed, sealed and delivered in the presence of:

Omni Medical Holdings, Inc.


By:/S/Arthur Lyons
It's President
/s/
It's Secretary


/s/Peter Pollachek
Peter Pollachek

EXHIBIT "A"
AMOUNT AND PAYMENT OF PURCHASE PRICE

a. Consideration. As total consideration for the purchase and sale of the Corporation's Stock, pursuant to this Agreement, the Purchaser shall pay to the Seller the sum of One Hundred Dollars ($100.00), such total consideration to be referred to in this Agreement as the "Purchase Price". Check of
Purchaser in the sum of One Hundred Dollars ($100.00)       to be delivered to
Seller upon Purchaser's examination and approval of the books and records of the Corporation.

EXHIBIT "B"
ASSIGNMENT OF SHARES


     For Value Received, I hereby sell, assign and transfer unto
     _________________. 10,000 Shares of Stat Anesthesia, P.C., an Illinois corporation ("Corporation") standing in my name on the books of the Corporation, and do hereby irrevocably constitute and appoint __________________, Attorney to transfer the said Shares on the books of the Corporation with full power of substitution in the premises.

     Dated________________, 200_

     In Presence of:
                                   /s/Peter Pollachek
                                   Peter Pollachek
     _____________________________


EXHIBIT "C" DOCUMENTS FOR REVIEW
i.    Corporate Articles of Incorporation
ii.   Corporate Bylaws
iii.  Corporate Minutes and Resolutions

EXHIBIT "D"
CONDITIONS PRECEDENT
NONE